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THE FOLLOWING PRESENTATION WAS DELIVERED TO INSTITUTIONAL SHAREHOLDER SERVICES ON MARCH 9, 2004.

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Investor Presentation

[LOGO]

March 2004

[GRAPHIC]

CONFIDENTIAL

Forward Looking Statements	[LOGO]

The statements contained in this presentation that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: customer demand for our products and services, the overall level of economic activity in our major markets, competitors’ actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears and the condition and strategic planning of Sears, fluctuations in operating results, the attraction and retention of qualified personnel and other risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 1, 2003.

Table of Contents

Business Overview and Update

Management and Board Overview

Overview of Knightspoint Proposal

Financial Review and Return of Capital

Conclusions

Appendix - Competitive Landscape

Business Overview and Update

Company Snapshot

•                  A leading portrait studio provider with trusted and recognized brands:

•                  Sears Portrait Studios: Operates approximately 1,021 Sears Portrait Studios (974 in Sears stores, 47 remote)

•                  EveryDay Expressions: Provides mobile state-of-the-art digital photography division

•                  View & Share Online: Allows viewing, sharing and ordering of portraits online

•                  Portrait Creations: Provides customized features such as black & white, vintage sepia, color accents, borders and vignettes

•                  Provider of portrait services to both domestic and international markets (U.S., Canada, Mexico, and Puerto Rico)

•                  Long-standing relationship with Sears (42+ years)

•                  NYSE-listed (NYSE: CPY) with $172 million market cap as of 3/5/04 and with LTM revenues in excess of $300 million

•                  More than 6,500 employees

[LOGOS]

Key Investment Highlights

Market Leadership with Long-Standing Sears Relationship

•                  Strategic alliance with Sears

•                  Long-standing Sears relationship of more than 42 years (1,021 Sears Portrait Studios in the US, Canada and Puerto Rico)

•                  Leader in preschool portrait photography

•                  Well-recognized and trusted brand names

Conservative Financial Profile with Attractive Prospects for EPS Growth

•                  Recurring revenue base and strong free cash flow profile

•                  Conservative leverage with substantial liquidity

•                  Growth initiatives into Mexican retail channels and mobile photography

Significant Cost Reduction Initiatives

•                  USS/Printer investment and conversion to digital technology will significantly reduce operating expenses

•                  Reduced fixed cost base through streamlining of employees’ hours of operations at certain studios and overhead reduction in other areas

•                  More focused advertising strategy implementation underway

Recent Initiatives

CPI’s Board and Management team are committed to enhancing value for all shareholders and have undertaken a comprehensive review of the Company’s strategic and financial plan

•                  Enhance overall profitability at our Sears Portrait Studios, including improved studio operating efficiency and reduced advertising costs

•                  Identify and realize meaningful additional cost reductions

•                  Retained Deloitte & Touche LLP to assist

•                  Defer consideration of any potential acquisitions, additional new host arrangements or additional new business ventures in the near-term

•                  Defer expansion of our mobile photography division to allow time to digest our rapid expansion into 27 markets and to focus on maximizing profitability in existing product lines and markets

•                  Continue a modest expansion into Mexico, which to date, has yielded revenue in line with our initial expectations

•                  Your Board and Management have announced its intention to return $30 million of cash to shareholders via a special dividend or share repurchase

•                  Due to the importance of our fiscal fourth quarter, your Board prudently waited until after reviewing year-end financial results, cash position and anticipated working capital and capital spending requirements before making this determination

•                  The current Board of Directors is comprised of independent, highly-qualified professionals committed to enhancing value for all shareholders

•                  Existing Board has extensive public company and retail industry experience

•                  CPI believes that the actions of Knightspoint represent an attempt by a minority shareholder to gain majority control of the Company to pursue its self-interests

•                  CPI believes that Knightspoint should pay you for this privilege; however, they have not offered to buy your shares at a premium or any other economic value

•                  Sears has expressed its independent support for management’s existing strategies and initiatives as well as its concern that any shareholder action might change the strategic direction, major initiatives or leadership of the Company

Implementation of Cost Reduction Initiatives

•                  While CPI’s strategic investment in digital is primarily customer driven, it will result in significant operational efficiencies and cost reductions

•                  USS / Printer investment – 2004 capital investment of approximately $13 million related to the replacement of the in-studio computer systems and printers is required maintenance capital

•                  Additional cost savings in employment and advertising costs

•                  Sears and CPI recently came to terms that provide more flexibility to the hours of operation at certain stores during specific low-traffic time periods.  Sears and CPI will review this agreement on a monthly basis to assure that it continues in the best interest of both parties.

•                  Other headcount reductions and outsourcing opportunities are being reviewed in all departments

•                  Rationalized / focused advertising strategy

Current capital spending plan projects expenditures of $53-$65 million over 2004-2007, down significantly from our previously announced plan in June 2002 of $193 million in expenditures over a five year period.

Recent Stock Price Performance

[CHART]

	Average Return
Period	3 mos	6 mos	12 mos

CPI	(1.7)%	20.6%	62.4%

Peer Composite	8.5%	30.7%	83.9%
S&P 500	8.2%	12.2%	43.3%
Nasdaq	5.0%	8.3%	60.1%

Note: Specialty Retail Composite includes American Greetings, Cole National and Finlay Enterprises.

Prior to the Knightpoint 13-D filing, CPI generated a 25% return to shareholders since the beginning of 2003.

Management and Board Overview

Experienced Senior Management Leadership

J. David Pierson (58)
Chairman of the Board
President and CEO
35 yrs. Industry Experience

John M. Krings (56)	Gary W. Douglass (53)	Jane E. Nelson (53)
Vice President	Executive Vice President	Secretary
President, Portrait Studio Division	CFO and Treasurer	General Counsel
31 yrs. Industry Experience	2 yrs. Industry Experience	15 yrs. Industry Experience

Peggy Deal (53)	Jeffrey S. Sexton (34)	Stephen A. Glickman (59)
Executive Vice President	Executive Vice President	Executive Vice President
Portrait Studio Division	Chief Information Officer	Every Day Expressions / Mexico
30 yrs. Industry Experience	1 yr. Industry Experience	19 yrs. Industry Experience

Thomas P. Gallhue (53)	Carol Perry (44)	Richard Tarpley (57)
Executive Vice President	Vice President	Executive Vice President
Studio Development & Operations	Marketing	Manufacturing
32 yrs. Industry Experience	1 yr. Industry Experience	33 yrs. Industry Experience

Independent & Qualified Board of Directors

	Director since	Age	Principle Occupation	Years of Retail Experience	Years with Director Experience	Independent?
Edmond S. Abrain	2002	64	• President, ESA, Inc.	0	2	☒
			• Former President of Titleist and Cobra Divisions of Acushnet Co.

James R. Clifford	2002	58	• Former President and Chief Operating Officer, Sears, Roebuck and Co. full line Stores (Retired)	30	11	☒
			• Former COO of Sears Canada and CFO of Gottschalk’s Inc.

Joanne Sawhill Griffin	2002	53	• Vice President of Administration / Corporate Vice President, Enterprise Rent-A-Car	11	2	☒
			• Former executive officer with Xerox Corporation

Lee M. Liberman	1982	82	• Chairman Emeritus of the Board of Directors of Laclede Gas Company (former CEO – retired)	0	34	☒
			• Serves as Director on Furniture Brands and DT Industries

Ingrid Otero-Smart	2003	44	• President/Chief Operating Officer, Mendoza Dillon & Associates	19	<1	☒
			• Former President of the Association of Hispanic Advertising

J. David Pierson	2001	58	• Chairman of the Board, Chief Executive Officer and President of the Company	35	3	☒
			• Former President of Cole Licensed Brands

Nicholas L. Reding	1992	69	• Chairman of the Board of the Nidus Center for Scientific Enterprise	0	15	☒
			• Former Vice Chairman of Monsanto Corporation

Martin Sneider	1994	61	• Adjunct Professor of Retailing at Washington University of St. Louis, Missouri	27	26	☒
			• Former President of retailer Edison Brothers Stores

Virginia V. Weldon	2002	68	• Former Senior Vice President for Public Policy, Monsanto Company, St. Louis, Missouri (Retired)	0	18	☒
			• Chairman of the St. Louis Symphony Orchestra

Strong Corporate Governance Track Record

ISS rated our corporate governance practices in the 89th percentile of S&P 600 companies and in the 92nd percentile of the companies in the Commercial Services & Supplies Group based on:

•                  Our high degree of Board independence

•                  The independent nature of our key Board committees, which includes no insiders or affiliated outsiders

ISS also recommended that our stockholders vote in favor of each matter put before them in 2003, including the re-election of the very same directors the Dissident Group now seeks remove

CPI has a strong track record of good corporate governance practices:

•                  Single-class, independent Board of Directors

•                  CPI’s shareholders have the ability to enact change

•                  Shareholder action by written consent by simple majority

•                  Number of Directors can be fixed by shareholder vote

•                  Directors may be removed with or without cause from the Board by a majority vote of the shareholders

•                  By-laws may be amended by the affirmative vote of a majority of the shareholders

•                  Invite shareholders to nominate directors

Overview of Knightspoint Proposal

CPI'S Strategy Clearly Addresses
Kinghtspoint's Areas of FocusI

All of Knightspoint’s areas of focus were already or are currently being addressed by Management and the Board in a prudent fashion

•                  Focus: Aligning management incentives with the drivers of shareholder value

•                  CPI Strategy / Action: Retained a consultant to advise our Compensation Committee on equity incentive programs, including mandatory stock ownership guidelines for executive management and the Board, with an intent to implement the programs in fiscal 2004

•                  Focus: Corporate overhead and operating expenses

•                  CPI Strategy / Action: Meaningful cost and headcount reduction initiatives have been implemented.  We have eliminated our Centrics technology-development subsidiary, closed our Las Vegas lab and made corporate headcount reductions, resulting in $6 million of cost savings.  We have also tested and implemented a reduction of operating hours in certain of our lower- and medium- volume studios in the slower months of the year, reducing operating costs and placing us more on par with our competitors

•                  Focus: Advertising expenses

•                  CPI Strategy / Action: Reduced our advertising expense from approximately $39 million in 2001 to approximately $34 million in 2003.  We have replaced our general and Hispanic advertising agencies to improve the productivity of our advertising dollars

•                  Focus: Existing studio utilization

•                  CPI Strategy / Action: Improved merchandising by introducing black and white portraits and digital enhancements, which, together with other initiatives, have increased our average selling prices from $57.59 per sitting in 2001 to $64.00 per sitting for the first three quarters of 2003

•      Focus: Capital spending and operating expenses

•      CPI Strategy / Action: Reduced substantially our capital spending assumptions to $53 - $65 million over the four-year period, as compared to our previous estimates of $70 - $105 million for the three-year period and $193 million for a five-year period

•      Focus: Project execution risk

•      CPI Strategy / Action: Prior to expanding into Mexico and mobile photography, we under took a detailed and lengthy internal review of the markets and our expected returns. We thoroughly considered the impact on our other business and the risk that the growth initiatives would not succeed. Our decision to enter these businesses was based on our informed determination that there is real growth potential in these businesses

•      Focus: Employee motivation

•      CPI Strategy / Action: Company-wide bonus programs based on achievement of targeted pre-established net income goals have been in place for more than a year. As with all managers, we strive constantly to improve morale and productivity through whatever means we believe will be effective

•      Focus: The core Sears Portrait Studio operations

•      CPI Strategy / Action: Unwavering commitment has always been and will continue to be on fostering the Sears relationship. We have deferred expansion of the mobile photography business to allow time to digest our rapid expansion. We are continuing to expand our Mexico studio business given its success to date.

•      Focus: Return of capital to shareholders

•      CPI Strategy / Action: Recently announced a $30 million return of capital to CPI shareholders

You Should REJECT Knightspoint’s Attempt to Take Control of Your Company

Knightspoint’s efforts to achieve majority control of the Company with a minority ownership position are self-interested and not aligned with other shareholders and the long-term strategic direction of the Company

•      Attempt to take control of your Company with no control premium or other economic value offered to shareholders

•      Efforts were timed to disrupt and distract management during the most critical (holiday) season (Q4) in which the Company generates 36% of its revenues and all of its profits

•      Your duly elected Board is focused on the interests of all shareholders

•      Significant shareholder value enhancing initiatives are already underway

•      Knightspoint’s nominees are unqualified to represent you as a shareholder

•      Lack of concern for future of Company

•      No retail experience

•      No relationship with Sears

•      Limited public company experience

Sears has expressed its independent support for management’s existing strategies and initiatives as well as its concern that any shareholder action might change the strategic direction, major initiatives or leadership of the Company

Financial Review and Return of Capital

Historical Financial Summary

($ in millions, except per share values, sittings in thousands)

	Historical
Fiscal Year,	1998A	1999A	2000A	2001A	2002A	LTM (11/8/03)

Sittings	5,779	5,809	5,648	5,534	5,033	4,838

Income Statement Data:
Sales	$326	$319	$320	$319	$309	$309
% Growth	—	(2.0)%	0.4%	(0.4)%	(3.3)%	—

Cash Flow Data:
Cash Flow from Operations	$38	$30	$38	$29	$28	$29
% of Sales	11.7%	9.5%	11.8%	9.2%	9.0%	9.3%
Capital Expenditures	$14	$25	$11	$15	$9	$15
% of Sales	4.3%	7.7%	3.4%	4.7%	2.9%	4.9%
Balance Sheet Data:
Cash	$76	$50	$39	$47	$58	$31
Total Debt	60	60	60	51	43	34

Source: Historical public filings

Year-To-Date Performance

($ in millions, except per share values, sittings in thousands)

	Fiscal 9 Months Ended 11/8/03,		%
Fiscal Year,	2002	2003	Change

Sittings	3,270	3,075	(6.0)%
Income Statement Data:
Sales	$198	$199	0.3%

Cash Flow Data:
Cash Flow from Operations	($1)	$0	NMF
% of Sales	(0.4)%	0.0%

Capital Expenditures	$8	$15	72.5%
% of Sales	4.3%	7.4%

Balance Sheet Data:
Cash	$25	$31	20.5%
Total Debt	43	34	(20.0)%

Source: Historical public filings

Q3 Results

•      Sittings down 6% Y-o-Y

•      Margin declines due to:

•      Increased SG&A costs

•      [GRAPHIC] studio employment costs

•      [GRAPHIC] advertising expense

•      [GRAPHIC] costs attributable to commencement of the mobile photography and Mexican studio operations

•      Increased cash position by more than $6 million

•      Reduced debt outstanding by 20%

Fiscal Q4 2003 Performance

Sales and Sittings

•      Sales for the twelve weeks ended January 31, 2004 declined $11.3 million, or 10.2%, to $99.1 million from $110.4 million in the comparable period of last year

•      During the twelve weeks ended January 31, 2004, the Company’s Sears Portrait Studios experienced a 13.4% decrease in sittings from 1,749,000 to 1,515,000, which was only partially offset by a 2.0% increase in average sales per customer sitting to $63.87 from $62.64

Costs

•      In conjunction with its ongoing cost reduction initiatives, the Company incurred fourth quarter pre-tax charges totaling $3.7 million related to a pension plan curtailment and severance costs resulting from an executive retirement and other administrative headcount reductions

•      The Company also incurred an additional $1.2 million in professional fees related to the ongoing consent solicitation

The decline in the fourth quarter sales, when coupled with these charges, consent solicitation costs and results for the first three quarters, is expected to result in 2003 full-year net income between $800,000 and $1,200,000

•      At the close of the fiscal year, CPI had cash and cash equivalents of $51.1 million

CPI will announce complete fourth quarter and fiscal 2003 financial results during the second week of April 2004.

Management Outlook and Forecast

Intense competition for customer portrait sittings, marked by aggressive competitor price discounting in the fourth quarter of 2003, has continued into the first quarter of 2004, and the Company anticipates that this intense competition will continue throughout 2004

•      A difficult pricing environment may put some pressure on the customer average in 2004 in an attempt to reduce the rate of sitting losses

•      The Company anticipates that 2004 net income will approximate fiscal 2002 levels, after adjusting for charges and impairments recorded in 2002

•      Looking beyond 2004, the Company expects to stabilize portrait studio revenues in 2005 and then achieve moderate growth in 2006 — 2007 driven principally by the anticipated customer response to the Company’s digital studio experience and related new product offering

•      Capital expenditures for 2004 are anticipated to approximate $18 million, including $13 million that will be incurred to implement the Company’s previously announced Universal Studio System

•      The project, which includes the replacement of all computers, software, monitors and on-site printing equipment in SPS, is a required first step in the planned 2005 — 2006 digital conversion

•      Capital expenditures for the three-year period 2005 — 2007, including the conversion of all Sears Portrait studios to digital technology, are projected to average from $12-$15 million annually

Total cost reductions in 2004 compared to 2003 levels are expected to range from $18 - $20 million.

Return of Capital Summary

On March 4 th CPI announced a $30 million return of capital to shareholders

•      CPI’s Board of Directors chose to wait to make its return of capital decision until after full year results were finalized and 2004 cash flow needs were clear

The Board’s objective is to optimize the amount of the return of capital to stockholders while maintaining the necessary level of financial flexibility for the Company to meet its current and anticipated operating and capital needs

•      Given the 2003 results and the 2004 outlook, the Board of Directors decided that a return of capital to stockholders larger than $30 million would not be financially prudent.

The return of capital is subject to the finalization of the funding commitment it has received from National City Bank

•      Existing credit agreements indirectly restricted such a dividend through various covenants. As such CPI will refinance its existing debt with a $35 million term loan and a $35 million revolving credit facility

Upon completion of the planned return of capital announced last week, CPI will have returned more than $180 million to stockholders and purchased nearly seven million shares of common stock since November of 1996.

Financial & Strategic Goals

Overall Initiatives

•      Continue to aggressively remove costs from the overall business

•      Complete a return of capital to shareholders by finalizing the appropriate structure.

Short-to-Medium Term Goals

•      Improve profitability in SPS business

•      Stabilize sittings and revenue

•      Implement aggressive cost reductions

•      Continue conservative development of new Mexican and Mobile Photography divisions

•      Implement a new, better aligned, executive incentive compensation program

Long-Term Goals

•      Create a more flexible cost structure

•      Improve and streamline the studio experience

•      Invest in digital technology

•      Conservatively strive to exploit growth and profit opportunities as they arise in other markets

Conclusions

Conclusion

•      CPI is a well-recognized market leader with an established 42-year relationship with Sears

•      CPI maintains a strong financial profile with attractive growth opportunities

•      CPI’s Board and Management team are committed to enhancing value for all shareholders

•      Independent Board members are qualified with significant retail industry and public company experience

•      $30 million return of capital

•      CPI has been recognized for its outstanding strong corporate governance track record

•      Knightspoint has not proposed any significant changes in CPI’s strategic direction and outlines no areas for improvement that have not already been addressed

CPI believes that the actions of Knightspoint represent an attempt by a minority shareholder to gain majority control of the Company, a privilege that CPI believes Knightspoint should earn by offering to purchase your shares or providing some other economic value.

Appendix —Competitive Landscape

Competitive Landscape

Key Competitors	Founded	Annual Sales	Host/Alliance	Comments
[GRAPHIC]	• 1967	• $297 million	[GRAPHIC]	•	Owned by Jupiter Partners
				•	Located in US, Canada, Germany and Mexico
			[GRAPHIC]	•	Operates more than 3,000 Wal-Mart studio locations
				•	Recently opened its first GoPotraits Digital
				•	Destination store (sells digital photography
				•	equipment and offers photo services)

[GRAPHIC]	• 1936 (as	• Approx.	[GRAPHIC]	•	Employee-owned, located in U.S. and Canada
	National School	$750 million		•	Operates more than 570 studios in the U.S. and
	Studios)			•	Canada (420 in J.C. Penney and 150 in Target)
				•	Largest player in the U.S. school portrait market with more than half the U.S. market
				•	Began to use digital technology in 1990s and offers CD business imaging and video production services

[GRAPHIC]	• 1932	• Approx.	[GRAPHIC]	•	Employee-owned
		$200 million		•	Operates more than 600 Kmart studio locations and 125 free-standing studios
				•	Company’s top revenue generator is its church directories division
				•	Closed more than 150 Kmart studio stores in the past year
				•	Began opening stores in Meijer, ValueCity and
				•	Toys R Us to supplement Kmart store closings

[GRAPHIC]	• 1987 (as	• Approx.	[GRAPHIC]	•	Owned by Hallmark Corporation
	Expressly	$150 million		•	Operates more than 300 US store locations
	Portraits)				• Located in malls as stand-alone stores

Market Leading Positions

Estimated Number of Studio Locations

[CHART]

Source: Investext public press releases.

Strong Relationship with Sears

•      Exclusive provider to Sears, currently operating more than 1,021 Sears Portrait Studios in the U.S., Canada and Puerto Rico

•      Portrait studios offer digital imaging technology and a choice of poses and print sizes

Recognized and Trusted Brand Names

[LOGOS]

Long-Standing Sears Relationship

[CHART]

CPI has a 60 year operating history and a 42 year relationship with Sears

Source: Company website, press releases and investor communications.